Exhibit 99
For Release:	Dec. 31, 2007

Contact:	Eric Olson
218-723-3947
eolson@allete.com

Investor	Tim Thorp
Contact:	218-723-3953
tthorp@allete.com

MINNESOTA POWER REQUESTS WHOLESALE CUSTOMER RATE INCREASE

DULUTH, Minn.— On December 28, 2007 Minnesota Power, an ALLETE company (NYSE: ALE), filed a rate adjustment request with the Federal Energy Regulatory Commission (FERC) seeking an increase in the electric rates of its wholesale customers. Minnesota Power has not asked for a wholesale rate adjustment since 1995.

This request applies only to Minnesota Power’s 16 municipal customers and two private utilities in Wisconsin, including Superior Water, Light & Power Company. The requested increase is approximately 10% for municipal customers and approximately 12.5% for Superior Water, Light & Power Company.

Minnesota Power anticipates the rate adjustment will result in an annual revenue increase of approximately $7.5 million. Minnesota Power has asked FERC for interim rates to take effect by March 1, 2008 and expects FERC approval of final rates by late 2008 or early 2009.

“This rate adjustment would acknowledge our increased costs of providing service to wholesale customers, including general operation and maintenance expenses, while integrating environmental compliance, renewable generation, and transmission asset additions,” said Don Shippar, ALLETE Chairman, President and CEO.

Wholesale customers are the communities within the Minnesota Power service area who distribute electric service to their residents, and the Wisconsin private utilities. Retail customers of Minnesota Power who receive their bill directly from the company are not included in this rate request.

“The rates paid for Minnesota Power electric service—by both wholesale and retail customers—have historically been among the lowest in the United States,” Shippar added. “We do not anticipate this changing as a result of this proposed rate adjustment.”

Minnesota Power provides electricity in a 26,000-square-mile electric service territory located in northeastern Minnesota. Minnesota Power supplies retail electric service to 141,000 customers, wholesale electric service to 16 municipalities, and some of the largest industrial customers in the United States. More information can be found at: www.mnpower.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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Minnesota Power • 30 West Superior Street, Duluth, Minnesota 55802
www.mnpower.com